FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER 2014 RESULTS

Edgewood, NY – May 8, 2014 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for 2014 first quarter ended March 31, 2014.

First Quarter 2014 vs. First Quarter 2013
•	Revenue increased by 9.8% to $21,883,517, compared to $19,927,433;
•	Gross margin was 20.5%, compared to 22.3%;
•	Pre-tax income increased by 3.6% to $2,508,869, compared to $2,421,276; and,
•	Net income increased by 3.4% to $1,728,869, or $0.20 per diluted share, compared to $1,671,276, or $0.20 per diluted share.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “As expected, the 9.8% increase in total revenue for 2014 first quarter, as compared to 2013 first quarter, was mainly due to a 30% increase in revenue from commercial subcontracts, to over $7.2 million.  This was the result of higher production rates from our contracts with Cessna and Embraer, programs currently in production stage.  Both revenue generated from military subcontracts and direct government contracts slightly increased to $14.2 million and $0.5 million, respectively.”

Mr. McCrosson added, “Our gross margin for 2014 first quarter was within our expected range for the year.  Our selling, general and administrative (“SG&A”) expenses for 2014 first quarter, as compared to 2013 first quarter, decreased by approximately $40,000, while as a percent of revenue, SG&A substantially decreased to 8.4%, as compared to 9.4%, mainly due to steps we took to improve the efficiency of our administrative processes.”

Discussing backlog and contract awards, Mr. McCrosson added, “Our total backlog at March 31, 2014 was $410.3 million as compared to $431.4 million at December 31, 2013.  This decrease was attributable to a $6.9 million decrease in backlog on commercial programs and a $14.2 million decrease in backlog for military programs.  At March 31, 2014, unfunded backlog was $314.1 million which is primarily comprised of the long-term contracts that we received from Boeing, Spirit and NGC during 2008, from Honda and Bell during 2011 and from Cessna, Sikorsky and Embraer during 2012. These are programs for which we expect to receive yearly funded orders.

“As of March 31, 2014, we received approximately $4.7 million of new contract awards, which included approximately $4.6 million of commercial subcontract awards and approximately $0.1 million of government subcontract awards, compared to a total of $11.5 million of new contract awards, of all types, in the same period last year.  The decrease in new contract awards is predominately the result of the timing of new awards.  We continue to project that there will be an increase in funded backlog, at year end 2014, as compared to year end 2013.”

Discussing expectations for 2014, Mr. McCrosson added, “As previously announced, we expect our top line for the year to be slightly higher than in 2013, mainly due to higher revenue generated from commercial programs, while military revenues are expected to be basically flat. Specifically, for 2014 we expect:
-	Total revenue to be between $83.5 million and $85.0 million.
-	Our commercial programs including HondaJet, Cessna Citation X and Embraer Phenom 300 business jet programs to generate a higher percentage of total revenue in 2014, as compared to 2013.
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Newer commercial programs, several of which are still in their initial stages, are expected to affect gross margin for the year.  For 2014 full year, we expect gross margin to be in the range of 20.0% to 21.0%.  As these newer programs mature into 2015 and beyond, we expect margins to improve and we view 2014 as the low point in gross profit margin.

-	Product deliveries to surpass our 2013 record year by approximately 10%, due to increased demand for our commercial products.
-	Positive cash flow from operations in the range of $1 million to $1.25 million, although lower than 2013, as we anticipate making investments in new program starts.
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Continued efforts to prioritize operational excellence and to make the appropriate investments to improve the efficiency within the manufacturing area to maximize profit on our emerging commercial and business jet programs.”

Discussing the outlook for 2015, Mr. McCrosson noted, “In 2015, we expect continued strength in production rates of our business jet programs, steady production on our more mature programs and new programs that combined are expected to produce the highest revenue in our history. Specifically, revenues are expected to be in the range of $90.5 million to $94.0 million.  We project single digit growth in military revenue and double digit growth in commercial revenue in 2015 as compared to 2014.  Our commercial programs are anticipated to continue to generate a higher percentage of total revenue, or approximately 40%.  Gross profit margin is expected to be higher than 2014, at a range of 22.0% to 23.5% mainly driven by higher production rates and lower unit costs.”

Discussing market outlook, Mr. McCrosson added, “As is the case for many of our peers, our business has been affected by military budget cuts and projected defense spending in the 2015 and beyond timeframe.  Regardless, the defense market has been, and will continue to be, an important part of our business, as it is an incredibly large market with great potential in certain segments.  Over the last several years, we have been targeting several programs for the domestic and foreign military markets which we believe have done well in the past and will continue to do so in the future.  We see growth in our near-term horizon for several defense security platforms for which we provide products and are well supported in the DOD’s budget plans.

“Commercial programs have been the catalyst of our growth for the last several years and our business plan calls for continued investments and efforts to capture new business from existing and new customers.  Additionally, the next logical progression in our growth strategy is to capture business on  large commercial aircraft.  While this is not an easy path as it takes time to gain entry into this market, we are confident that our entry is a question of “when” and not “if.”  We have submitted a number of proposals at the Tier 2 level for structure on the Airbus A380, the Airbus A350, and the Boeing 737 and our business development team is currently targeting opportunities on several commercial airliner programs at both the Tier 1 and Tier 2 levels, including the Boeing 787, Boeing 737 Max, the Airbus A320 Neo, and the next generation of Embraer E-jets.”

Mr. McCrosson added, “Over the years, we have expanded our manufacturing capabilities and we are currently providing our clients with more complex structural assemblies than ever before, but we recognize the need to continuously improve and expand our capabilities, which is vital to CPI Aero’s future.  Also, our ability to win new business depends on the quality of our products, competitiveness of our pricing, financial resources available to us and the ability to solve customer problems in a timely manner.  As a result, we have adjusted our business plan as follows:
-	We completed a major overhaul of our ERP system and increased our efficiency in resource planning, purchasing and order management processes.
-	We increased our workforce and skills training programs to ensure that our workers are the best trained and best prepared in the industry.
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We have planned additional investments in new manufacturing technologies and production floor software that will increase output, improve quality and lower production costs compared to our current methods.”

Mr. McCrosson concluded, “Exceeding customer expectations has always been our driving force. Now more than ever, we believe that providing our customers with the highest quality of aerospace structural products while providing a low risk, collaborative and completely satisfying customer experience, will be the key to our continued success. We are confident that we have well positioned CPI Aero to successfully compete on a global scale with its peers and to continuously grow its market share.”

Conference Call
CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call today, Thursday, May 8, 2014 at 10:00 am ET to discuss fourth quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light Jet, the Embraer Phenom 300 business jet, the new Cessna Citation Ten, and the S-92® helicopter. CPI Aero is included in the Russell MicroCap Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo                                                                           Investor Relations Counsel:
Chief Financial Officer                                                                   The Equity Group Inc.
CPI Aero                                                                                           Lena Cati
(631) 586-5200                                                                                  (212) 836-9611
www.cpiaero.com                                                                          www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenue	$21,883,517	$19,927,433
Cost of Sales	17,392,385	15,486,863
Gross profit	4,491,132	4,440,570
Selling, general and administrative expenses	1,838,660	1,877,922
Income from operations	2,652,472	2,562,648
Interest expense	143,603	141,372
Income before provision for income taxes	2,508,869	2,421,276
Provision for income taxes	780,000	750,000
Net income	$1,728,869	$1,671,276

Basic net income per common share	$0.21	$0.20

Diluted net income per common share	$0.20	$0.20

Shares used in computing earnings per common share:
Basic	8,421,142	8,377,654
Diluted	8,534,856	8,447,974

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$973,525	$2,166,103
Accounts receivable, net	8,108,359	4,392,254
Costs and estimated earnings in excess of billings on uncompleted
contracts	119,205,553	112,597,136
Deferred income taxes	417,000	417,000
Prepaid expenses and other current assets	737,867	609,268

Total current assets	129,442,304	120,181,761

Plant and equipment, net	2,730,847	2,849,753
Deferred income taxes	1,025,000	1,133,000
Other assets	108,080	108,080
Total Assets	$133,306,231	$124,272,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,733,328	$7,614,755
Accrued expenses	499,168	654,868
Billings in excess of costs and estimated earnings on uncompleted contracts	179,698	276,170
Current portion of long-term debt	993,139	1,020,349
Line of credit	28,850,000	21,350,000
Income tax payable	512,699	736,536
Deferred income taxes	89,000	89,000
Total current liabilities	38,857,032	31,741,678

Long-term debt, net of current portion	1,952,417	2,198,187
Deferred income taxes	788,000	788,000
Other liabilities	592,306	593,210

Total Liabilities	42,189,755	35,321,075

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
issued and outstanding 8,460,785 and 8,410,493 shares, respectively,	8,461	8,410
Additional paid-in capital	50,814,206	50,381,348
Retained earnings	40,311,745	38,582,876
Accumulated other comprehensive loss	(17,936)	(21,115)

Total Shareholders’ Equity	91,116,476	88,951,519
Total Liabilities and Shareholders’ Equity	$133,306,231	$124,272,594